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                                   EXHIBIT 12

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(Dollars in millions)

                                                            3 MONTHS
                                                              ENDED                        TWELVE MONTHS ENDED
                                                             MARCH 31,                        DECEMBER 31,
                                                           -----------  -----------------------------------------------------------
                                                               1999       1998         1997        1996         1995        1994
                                                               ----       ----         ----        ----         ----        ----
EARNINGS

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES       $    34.7   $ 1,002.7   $   743.3    $   811.5   $   869.8   $   855.9

Add:

Amortization of previously capitalized interest                   2.9        10.7        11.0         11.6        11.7        10.2
Minority interest in net income of
    consolidated subsidiaries with fixed charges                  5.1        33.6        45.1         45.9        30.1        16.9
Proportionate share of fixed charges of investees
    accounted for by the equity method                            1.3         4.8         6.5          5.1         5.3         2.5
Proportionate share of net loss of investees
    accounted for by the equity method                           --           0.2         0.1          2.7         0.5         0.2
                                                            ---------   ---------   ---------    ---------   ---------   ---------
               Total additions                                    9.3        49.3        62.7         65.3        47.6        29.8

Deduct:

Capitalized interest                                              2.3         6.6         6.2          5.4         5.1         5.7
Minority interest in net loss of consolidated subsidiaries        1.0         2.9         3.6          4.4         3.3         0.3
Undistributed proportionate share of net income
    of investees accounted for by the equity method               3.9        --          --           --           0.2         7.2
                                                            ---------   ---------   ---------    ---------   ---------   ---------
               Total deductions                                   7.2         9.5         9.8          9.8         8.6        13.2


TOTAL EARNINGS                                              $    36.8   $ 1,042.5   $   796.2    $   867.0   $   908.8   $   872.5
                                                            =========   =========   =========    =========   =========   =========


FIXED CHARGES

Interest expense                                            $    37.7   $   147.8   $   119.5    $   128.6   $   135.0   $   129.4
Capitalized interest                                              2.3         6.6         6.2          5.4         5.1         5.7
Amortization of debt discount, premium or expense                 1.4         7.1         0.1          0.3         0.4         0.7
Interest portion of rental expense                               14.4        57.7        63.0         68.2        75.8        81.9
Proportionate share of fixed charges of investees
    accounted for by the equity method                            1.3         4.8         6.5          5.1         5.3         2.5
                                                            ---------   ---------   ---------    ---------   ---------   ---------

TOTAL FIXED CHARGES                                         $    57.1   $   224.0   $   195.3    $   207.6   $   221.6   $   220.2
                                                            =========   =========   =========    =========   =========   =========


TOTAL EARNINGS BEFORE FIXED CHARGES                         $    93.9   $ 1,266.5   $   991.5    $ 1,074.6   $ 1,130.4   $ 1,092.7
                                                            =========   =========   =========    =========   =========   =========



RATIO OF EARNINGS TO FIXED CHARGES                               1.64        5.65        5.08         5.18        5.10        4.96
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                                     X-12-1